EXHIBIT 10.1

Securities Purchase Agreement

by and between

QC Financial Services, Inc.

and

Express Check Advance, LLC

Dated: December 1, 2006

(i)

5.26	Disclosure	25

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	25
6.1	Organization	25
6.2	Authority Relative to this Agreement	25
6.3	Consents and Approvals; No Violation	25
6.4	Fees and Commissions	26

ARTICLE VII	COVENANTS OF THE PARTIES	26
7.1	Access to Information.	26
7.2	Expenses	26
7.3	Further Assurances.	27
7.4	Public Statements	27
7.5	Consents and Approvals.	27
7.6	Tax Matters.	27
7.7	Employees and Employee Benefits	29
7.8	Transition Services.	29
7.9	Non-Compete; Non Solicitation.	29
7.10	[Reserved]	30
7.11	Cash of Company; Bank Accounts	30
7.12	[Reserved]	31
7.13	Audited Financial Statements	31
7.14	Pro-Rated Items	31
7.15	Seller Assumed Contracts	31
7.16	Payables and Other Expenses of the Business	32
7.17	Mail	32

ARTICLE VIII	INDEMNIFICATION	32
8.1	Survival of Representations and Warranties	32
8.2	Indemnification.	32
8.3	Indemnification Procedures.	33
8.4	Limitations on Indemnification.	35
8.5	Reservation of Rights	36
8.6	Tax Treatment of Indemnity Payments	36
8.7	Insurance Coverage	36
8.8	Exclusive Remedy	36
8.9	No Consequential Damages	36

ARTICLE IX	MISCELLANEOUS PROVISIONS	36
9.1	Amendment and Modification	36
9.2	Waiver of Compliance; Consents	36
9.3	Notices	36
9.4	Assignment	37
9.5	Governing Law; Waiver of Jury Trial.	37
9.6	Severability	37
9.7	Entire Agreement	37
9.8	Counterparts	38
9.9	Tax Disclosure	38

(ii)

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (“Agreement”), made as of December 1, 2006, by and between QC FINANCIAL SERVICES, INC., a Missouri corporation (“Buyer”), and EXPRESS CHECK ADVANCE, LLC, a Tennessee limited liability company (“Seller”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all the issued and outstanding Membership Interests in Express Check Advance of South Carolina, LLC, a Tennessee limited liability company (the “Company”) upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Bank” means, as the context requires, Cornerstone or Highbridge, and “Banks” means Cornerstone and Highbridge, collectively.

“Bank Debt” means all amounts outstanding under the Bank Financing Documents.

“Bank Financing Documents” means (i) the Cornerstone Community Bank Financing Lease Agreement, dated May 10, 2006, between Cornerstone and Seller; (ii) the Cornerstone Community Bank Financing Lease Agreement, dated May 19, 2006, between Cornerstone and Seller; and (iii) the Loan and Security Agreement, dated September 24, 2003, and thereafter amended from time to time, between Highbridge, as agent for the lenders identified therein, Seller and certain of Seller’s Affiliates.

“Business” means the deferred presentment services and related business conducted by the Company.

“Business Agreement” means (i) any Employee Agreement and (ii) any Contract to which the Company is a party or by which it or its assets is bound, all as set forth on Section 5.14(b) of the Seller Disclosure Schedule.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in the State of Kansas are authorized by Law to close.

“Business Employees” means the employees of the Company.

“Buyer Indemnified Persons” means the Buyer and its Affiliates (including the Company following the purchase of the Membership Interests by Buyer pursuant hereto), its and their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, consultants, financial advisors, and other representatives.

“Capital Lease Obligations” means the obligations (including all prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption thereof) of the Company to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on the consolidated balance sheet of Seller of such date computed in accordance with GAAP, consistently applied with the Financial Statements.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, Proceedings, investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means approval, order, authorization or consent, including any consent required in connection with the possession of the Leased Real Property by the Company following the Closing.

“Contract” means any contract, agreement, real or personal property lease, commitment, understanding or instrument that is legally binding on the Company or its assets.

“Cornerstone” means Cornerstone Community Bank, a state bank with its principal business office in Chattanooga, Tennessee.

“Current Receivables” means the aggregate face amount of the Company’s Receivables (including all fees related thereto) on the balance sheet as of the Effective Time with respect to which the Company has not as of the Effective Time deposited or attempted to deposit the related check. Current Receivables do not include any amounts relating to uncollected checks, returned checks or loans for which the Company would have otherwise deposited the check as of the Effective Time in the Ordinary Course of Business of the Company or any NSF receivables.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, easements, covenants,

encumbrances, title defects, deed restrictions, rights of first refusal, options, and any other restrictions of any kind whether or not relating to the extension of credit or the borrowing of money, including restrictions on transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) under or in respect of any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or other Person for enforcement, cleanup, remediation, removal, response, contribution, indemnification, cost recovery, compensation, injunctive relief, or remedial or other actions or damages, in each case under or in respect of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or the protection of the Environment, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Emergency Planning and the Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles, as currently in effect as consistently applied by the Seller.

“Governing Documents” of a Party means that Party’s articles or certificate of incorporation or formation or organization, bylaws, operating agreement, limited liability company agreement, or comparable governing documents.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substance, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Highbridge” means Highbridge/Zwirn Special Opportunities Fund, L.P., with its principal business office in New York, New York, and its successors and assigns.

“Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed and purchase money indebtedness (other than accrued expenses and accounts payable in the Ordinary Course of Business) of the Company; (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or in effect guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (iii) all interest expense accrued but unpaid on or relating to any of such indebtedness; and (iv) all prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of such indebtedness.

“Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Seller and Buyer (other than the accounting firms used by the Seller and Buyer), or, if Seller and Buyer cannot so mutually agree, by lot from among the remaining nationally recognized independent accounting firms.

“Intellectual Property” means all patents, trademarks, service marks, logos, designs, trade names, brands, domain names, product configurations, trade dress, mask works, copyrights, software, data bases, inventions, discoveries, processes, formulae, technical advances, documentation, manuals, marketing materials, confidential and proprietary information, trade secrets, or know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right used by the Company in connection with the Business.

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity and common law.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, taxes and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business.

“Membership Interests” means all of the issued and outstanding membership interests of the Company.

“Order” means any order, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Ordinary Course of Business” means an action taken by a Person which is in the ordinary course of the normal operations of the Business consistent with past practices of the Seller and the Company.

“Party” means either Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.

“Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by the Company for the operation of the Business, other than Environmental Permits.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Prime Rate” means, for any day, the per annum rate of interest quoted as the “Bank Prime Rate” rate for the most recent weekday for which such rate is quoted in the statistical release designated as H.15, or any successor publication, published from time to time by the Board of Governors of the Federal Reserve System.

“Proceedings” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal or at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Receivables” means, with respect to the Company, deferred presentment or loan receivables (including all fees related thereto), whether or not past due, on the Closing Date, and all NSF receivables.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Required Regulatory Approvals” means the approvals set forth on Exhibit 1.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Assumed Contracts” means the Business Agreements of the Company in existence on the Closing Date that have been assumed by Seller in accordance with Section 7.15 of this Agreement.

“Seller Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer dated as of the date of this Agreement.

“Seller Indemnified Persons” means the Seller and its Affiliates (excluding the Company following the purchase of the Membership Interests by Buyer pursuant hereto), its and their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Seller’s Knowledge” means the actual knowledge, upon reasonable inquiry, of Randall L. McCoy, Anthony R. Scales and Don Wright.

“Seller’s Representatives” means Seller’s accountants, employees, counsel, consultants, financial advisors, and other representatives.

“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such Person are owned directly or indirectly by the first Person.

“Tax” and “Taxes” means taxes, levies or other like assessments, customs, duties, charges or fees of any kind imposed by any governmental authority, including income, gross receipts, excise, real or personal property, sales, use, payroll, franchise, withholding, social security, workers’ compensation, unemployment compensation, or transfer and gains taxes, and also including escheat or unclaimed property liabilities, and in each instance such term shall include any interest, penalties or additions to tax attributable to any Tax and any such amounts of a Tax Affiliate.

“Tax Affiliate” of a Person means (a) a member of that Person’s affiliated group (as described in Code section 1504(a) or any similar group defined under a similar provision of Law), (b) any Subsidiary of that Person which is a partnership or is disregarded as an entity separate from that Person for Tax purposes, (c) any entity of which that Person is a Subsidiary, and (d) any entity that is treated as the owner of such Person’s assets for federal income Tax purposes.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b) In addition, each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Reference

Adjustment Amount	Section 3.1

Balance Sheet	Section 5.4(a)

Benefit Plan/Benefit Arrangement	Section 5.13(a)

Closing/Closing Date	Section 4.1

Closing Payment Amount	Section 3.2(a)

Company	Preamble

Core Seller Representations	Section 8.1

Direct Loss	Section 8.3(c)

Effective Time	Section 4.1

Employee Agreements	Section 5.13(h)

ERISA Affiliate	Section 5.13(a)

Excluded Transaction	Section 7.10(e)

Financial Statements	Section 5.4(a)

Income Statement	Section 5.4(a)

Indemnifiable Loss	Section 8.2(a)

Indemnifying Party	Section 8.3(a)

Indemnitee	Section 8.2(c)

Leased Real Property	Section 5.8(b)

Leased Vehicles	Section 5.22

Non-Compete Agreements	Section 4.4(k)

Non-Compete Period	Section 7.10(a)

Owned Real Property	Section 5.8(b)

Post-Closing Adjustment Statement	Section 3.2(b)

Pre-Closing Tax Period	Section 7.6(e)

Prorated Items	Section 7.15(a)

Purchase Price	Section 3.1

Real Property	Section 5.8(b)

Standard Representations	Section 8.1

Straddle Period	Section 7.6(f)

Third Party Claim	Section 8.3(a)

Transfer Taxes	Section 7.6(a)

Transition Services	Section 7.9

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, unless otherwise specified. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c) Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit to this Agreement or a Schedule to this Agreement. The Exhibits and Schedules to this Agreement are incorporated herein and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) “Herein”. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as a whole and not merely to the Section or subdivision in which such words appear, unless the context otherwise requires.

(g) “Including”. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.3 Joint Negotiation and Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof favoring or disfavoring any Party will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

Upon the terms of and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Membership Interests, free and clear of all Encumbrances. Buyer will thereby acquire all of the Company’s assets, including all Receivables.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Membership Interests (“Purchase Price”) will be $16,000,000, plus (i) in the event Current Receivables exceed $5,300,000, an amount equal to 95% of such excess; or minus (ii) in the event Current Receivables are less than $5,300,000, an amount equal to 95% of such deficit (“Adjustment Amount”).

3.2 Determination of Purchase Price.

(a) At least five (5) days prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Purchase Price, based on Seller’s good faith estimate of the Adjustment Amount (such estimated Purchase Price being referred to as the “Closing Payment Amount”). In addition, Seller will provide Buyer with supporting calculations, in reasonable detail, for its estimate of the Closing Payment Amount at the time it delivers the estimate. Buyer will pay to Seller the Closing Payment Amount at Closing by wire transfer to an account designated by Seller.

(b) Within 45 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Post-Closing Adjustment Statement”) that reflects Buyer’s determination of the Adjustment Amount and any amounts due to or from the Seller pursuant to Section 7.14. In addition, Buyer will provide Seller with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement. The Parties agree to cooperate with each other in connection with Buyer’s preparation of the Post-Closing Adjustment Statement, and will provide each other with access to their respective books, records, information, and employees as may be reasonably necessary therefor.

(c) The amounts determined by Buyer as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Buyer has delivered the Post-Closing Adjustment Statement Seller notifies Buyer in writing of any dispute with matters set forth in the Post-Closing Adjustment Statement, stating the basis of such disagreement, and Seller’s position with respect to each disputed item.

(d) If Seller delivers a notice of dispute in compliance with Section 3.2(c), then (i) the undisputed amount of the difference between the Purchase Price and the Closing Payment Amount will within five (5) days following such delivery be paid by the appropriate Party, in accordance with the last sentence of Section 3.2(e); and (ii) Buyer and Seller will attempt to reconcile their differences, and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties. If Buyer and Seller are unable to reach a resolution with respect to all disputed items within fifteen (15) days of delivery of Seller’s notice of dispute, Buyer and Seller will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within 30 days after such submission, upon such remaining disputed items. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer and Seller so that Seller’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(e) Within five (5) days following the final determination of the Purchase Price pursuant to Sections 3.2(c) and 3.2(d), (i) if the Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference (adjusted to reflect any payment pursuant to

Section 3.2(d)(i)) to Seller; or (ii) if the Purchase Price is less than the Closing Payment Amount, Seller will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Buyer. Any amount paid under this Section 3.2 will be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment, with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date.

3.3 Allocation of Purchase Price. For U.S. federal income tax purposes, the purchase of the Membership Interests will be treated as an acquisition of the assets owned by the Company. The Purchase Price and the liabilities of the Company treated as assumed pursuant to this Agreement for U.S. Federal income tax purposes will be allocated among the properties and assets of the Company as set forth on Exhibit 3.3. Each Party will report (and Seller will cause its Tax Affiliates to report) the transactions contemplated by this Agreement for U.S. federal income tax and all other Tax purposes in a manner consistent with this Section 3.3 and such allocation, and will not take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns, unless required to do so by applicable law. Each Party will timely file, and will provide the other promptly with any other information required to complete Form 8594 under the Code. Each Party will notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.

ARTICLE IV

THE CLOSING

4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Membership Interests (the “Closing”) will take place at the offices of Buyer in Overland Park, Kansas, beginning at 10:00 A.M. on December 1, 2006, or at such other place or time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The purchase and sale of the Membership Interests will be effective as of 12:01 A.M., on the Closing Date (the “Effective Time”).

4.2 Payment of Closing Payment Amount. At the Closing, Buyer will pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account specified in wire transfer instructions provided by Seller to Buyer at or prior to the Closing, the Closing Payment Amount.

4.3 Additional Payments by Seller. At or prior to the Closing, Seller will pay or cause to be paid to the Banks all amounts necessary to satisfy in full the Bank Debt or will otherwise obtain a release of the Company of any obligations with respect to the Bank Debt. On the Closing Date, Seller will obtain a release of the Encumbrance of record filed by Highbridge against the Company. Within 10 days of the Closing Date, Seller will obtain the release of any other Encumbrance on the properties and assets of, and Membership Interest in, the Company and will provide Buyer with documentation evidencing the termination of financing statements with respect thereto.

4.4 Deliveries by Seller. At the Closing, Seller will deliver the following to Buyer:

(a) an assignment and acceptance of Seller’s rights to and interests in the Membership Interests in form mutually acceptable to the Parties and duly executed by Seller;

(b) all consents, waivers or approvals required to be obtained by Seller or the Company from third parties, including Governmental Entities, in connection with this Agreement, including the consent of Harbert Private Equity Fund II, LLC;

(c) an officer’s certificate, dated the Closing Date, certifying as to (i) Seller’s articles of organization and operating agreement and the incumbency of officers executing this Agreement and each of the related agreements to which Seller is a party, (ii) the Company’s articles of organization and operating agreement, and (iii) the resolutions of the members of Seller authorizing the execution, delivery and performance by Seller of this Agreement and each of the related agreements to which Seller is a party;

(d) written confirmation from each Bank confirming that all obligations of the Company under the respective Bank Financing Document have been satisfied in full as of the Closing Date or that the Bank, as of the Closing Date, has released the Company from such obligations;

(e) [Reserved];

(f) a certificate of good standing of Seller and the Company from the Secretary of State of the State of Tennessee within ten days of the Closing Date;

(g) evidence of foreign qualification of the Company from the State of South Carolina within ten days of the Closing Date;

(h) an opinion dated the Closing Date from Miller & Martin PLLC, in form acceptable to Buyer;

(i) a Transition Services Agreement executed by Seller as to Transition Services to be provided by Seller to the Company after Closing in form mutually agreeable to the Parties;

(j) a certificate prepared by Express Check Advance, Inc., in form and substance in accordance with Section 1.1445-2(b)(2)(iv) of the Treasury Regulations promulgated under the Code to the effect that Express Check Advance, Inc. is not a foreign Person within the meaning of Section 1445 of the Code;

(k) Confidentiality and Non-Compete Agreements in form mutually agreeable to the Parties duly executed by each of Randall L. McCoy and Anthony R. Scales (the “Non-Compete Agreements”);

(l) resignation letters in form and substance satisfactory to Buyer from each manager of the Company effective as of the Closing Date; and

(l) such other agreements, documents, instruments, and writings as are required to be delivered by Seller pursuant to this Agreement.

4.5 Deliveries by Buyer. At the Closing, Buyer will deliver the following to Seller:

(a) an assignment and acceptance of Seller’s rights to and interests in the Membership Interests in form mutually acceptable to the Parties and duly executed by Buyer;

(b) all consents, waivers, or approvals required to be obtained by Buyer from third parties, including Governmental Entities, in connection with this Agreement;

(c) an officer’s certificate, dated the Closing Date, certifying as to (i) the incumbency of officers executing this Agreement and each of the related agreements to which Buyer is a party and (ii) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and each of the related agreements to which Buyer is a party;

(d) a certificate of good standing of Buyer from the Secretary of State of the State of Missouri dated within ten days of the Closing Date; and

(e) such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedule, Seller represents and warrants to Buyer as set forth in this Article V.

5.1 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has all requisite limited liability company power and authority to own the Membership Interests. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, to own, operate or lease its properties, as applicable, and to carry on its business as now conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the members of Seller and no other limited liability company or corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Seller has obtained the approval of its members and managers in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

5.2 Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full power and authority to own, operate or lease its properties, as applicable, and to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where a failure to be so qualified would not have a Material Adverse Effect.

5.3 Consents and Approvals; No Violation. Except as set forth on Section 5.3 of the Seller Disclosure Schedule (including the landlord consents to be obtained by Seller post-Closing described on Section 5.3 of the Seller Disclosure Schedule), or with respect to consents or waivers that are received on or prior to the Closing Date, no notice, consent, approval, waiver, authorization, registration, filing or other action of any kind is required to be made, filed, given or obtained by Seller, the Company or any other Person, to enable Seller to transfer the Membership Interests to Buyer or in connection with the execution, delivery or performance of this Agreement, including the Company’s possession of the Leased Real Property following the Closing. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, do not:

(a) conflict with or result in any breach of Seller’s Governing Documents or the Governing Documents of the Company;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company or any of the Membership Interests or any of the assets of the Company may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained;

(c) violate any Law or Order applicable to Seller, the Company, or any of the Membership Interests or any of the assets of the Company, except for such violations as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained;

(d) result in the creation or imposition of any Encumbrance upon any of the assets of Seller or the Company or give to others any interests or rights therein (except as contemplated in this Agreement); or

(e) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than the Required Regulatory Approvals.

5.4 Financial Information.

(a) Seller has provided to Buyer: (i) audited, consolidated balance sheets of Seller and its Subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the fiscal years then ended, including in each case the notes thereto, (ii) a pro forma, consolidated, unaudited income statement of the Company for the 10-months ended October 31, 2006 (the “Income Statement”), and (iii) a pro forma, unaudited balance sheet with respect to the assets and liabilities of the Company as of October 31, 2006 (the “Balance Sheet” and collectively with the Income Statement and the items referenced in clause (i) of this Section 5.4, the “Financial Statements”). The Financial Statements are included in Section 5.4(a) of the Seller Disclosure Schedule.

(b) The Financial Statements referred to in clause (i) of Section 5.4(a) have been prepared in accordance with GAAP and in accordance with the books and records of Seller and the Company and have been prepared in a manner consistent with Seller’s historical practice. The Financial Statements fairly present, in all material respects, as at the respective dates thereof and for the respective periods referred to therein, the items reflected therein.

(c) The Company has not incurred any Indebtedness or Capital Lease Obligations, other than the Bank Debt.

5.5 No Material Adverse Effect. Since December 31, 2005, no change or event has occurred which, either individually or in the aggregate, has resulted in or which could reasonably be expected to have a Material Adverse Effect.

5.6 Operation in the Ordinary Course. Since December 31, 2005, the Business has been operated in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, since December 31, 2005 there has not been:

(a) any material change in accounting, billing and collections methods, principles or practices by Seller or the Company or any material revaluation for financial statement purposes by Seller or the Company of any assets (including, without limitation, any material writing down of the value of any property, investment or assets);

(b) except in the Ordinary Course of Business (i) any granting by Seller or the Company to any officer, employee, director or consultant of any material increase in compensation, (ii) any granting by Seller or the Company to any officer, employee, director or consultant of any increase in severance or termination pay, (iii) any entry by Seller or the Company into any written employment agreement, or any severance or termination agreement or arrangement, with any officer, employee, director or consultant or (iv) any adoption or amendment of any benefits plans;

(c) any sale, lease (as lessor), license or disposition (whether in connection with any dividend, redemption, repurchase or otherwise) by Seller or the Company of any assets of the Company, other than distributions by the Company to Seller of: (i) Company assets that are not related to the operation of the Business; and (ii) cash and investments of the Company, other than the amounts required to be in place on the Closing Date pursuant to Section 7.12 of this Agreement;

(d) any modification, amendment, termination of any lease, or waiver, release or assignation of any material rights thereof or claims thereunder, other than as disclosed to Buyer in writing;

(e) any change in the timing of deposits of checks relating to any Receivables from the practices in effect on December 31, 2005; or

(f) any agreement by Seller or the Company or their Affiliates to do any of the foregoing.

5.7 Undisclosed Liabilities. The Company does not have any debts, liabilities, or commitments, or agreements to enter into any of the foregoing, except those: (a) reflected or reserved against on the Balance Sheet in the amounts shown thereon or (b) reflected in the Seller Disclosure Schedule.

5.8 Title; Real Property.

(a) The Company has good, valid, marketable and exclusive title, free and clear of all Encumbrances, to: (i) all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases), and (ii) all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. With the exception of properties and assets owned and used by Seller in connection with the providing of Transition Services to the Company, the properties and assets owned or leased by the Company constitute sufficient properties and assets for the operation of the Business as presently conducted.

(b) Section 5.8 of the Seller Disclosure Schedule sets forth the real property owned by the Company (the “Owned Real Property”) and the real property leased by the Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances. The Company has not received written notice that the use or occupancy of the Real Property violates any covenants, conditions or restrictions that encumber such Real Property or that such Real Property is subject to any restriction for which any permit or authorization is necessary to the current use thereof. There are no leases, licenses, concessions or other agreements granting to any person the right of use or occupancy of any portion of the Real Property.

(c) All leases for Leased Real Property (i) are valid and in full force and effect and (ii) are enforceable in accordance with their terms. The Company is not in default under any such lease, and, to Seller’s Knowledge, no event, act or omission has occurred which would result in a default thereunder. The Company has made available to Buyer true and complete copies of all leases for Leased Real Property, and there are no other amendments or agreements, oral or written, with respect to any Leased Real Property other than as set forth in the written copies provided to Buyer or as disclosed on Section 5.8 of the Seller Disclosure Schedule.

(d) No Person (other than the Company) is in possession of the Real Property.

(e) Other than as set forth in the leases relating to the Leased Real Property, as amended and supplemented to the date hereof, the Company is not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Real Property or the facilities located thereon.

(f) With respect to the Real Property (i) no portion thereof is subject to any pending or, to the Knowledge of Seller, threatened condemnation Proceeding by any public or quasi-public authority with respect thereto; and (ii) no written notice of any increase in the assessed valuation of the Real Property and no written notice of any contemplated special assessment has been received by the Company.

(g) With respect to the Leased Real Property, no written notice of exercise of any option or right of termination, acceleration, repurchase or similar option or right by a landlord or lessor with respect to a lease of any of the Leased Real Properties has been received by the Company.

5.9 Capitalization. Seller is the sole record, legal and beneficial owner and holder of all of the Membership Interests. With the exception of the Membership Interests, there are no other issued or outstanding equity securities or other securities of the Company. All of the Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Encumbrances and restrictions. There are no Contracts relating to the purchase, issuance, sale, or transfer of any equity securities of the Company. None of the Membership Interests were issued in violation of the Securities Act or any other Law and (other than the transactions contemplated by this Agreement) there are no commitments for the purchase or sale of, and no options, warrants or other rights with respect to the acquisition, disposition, redemption, transfer, registration or voting of the Membership Interests in the Company. The Company does not own, and is not required, pursuant to any Contract or otherwise, to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

5.10 Environmental.

(a) The Company presently possesses all Environmental Permits necessary to operate the Business as it is currently being operated, and (ii) the Company is in material compliance with the requirements of such Environmental Permits and all Environmental Laws. Section 5.10(a) of the Seller Disclosure Schedule sets forth a list of all material Environmental Permits held by the Company for the operation of the Business as of the date hereof.

(b) Neither Seller nor any Affiliate of Seller has received within the last three years any written notice, report, or other information regarding any actual or alleged violation of

Environmental Laws or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the operation of the Business or the Company arising under Environmental Laws.

(c)(i) There is and has been no Release from, in, on, or beneath any of the Real Property presently or formerly owned or, to Seller’s Knowledge, leased by the Company that could form a basis for an Environmental Claim, and (ii) there are no Environmental Claims related to the Business, which are pending or, to Seller’s Knowledge, threatened against the Company.

(d) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Real Property owned or, to Seller’s Knowledge, leased by the Company.

(e) Seller has advised Buyer of the existence of, or made available to Buyer, all material correspondence, studies, audits, reviews, investigations, analyses, and reports on material environmental matters relating to the Business that are in the possession or reasonable control of Seller.

5.11 Intellectual Property.

(a) Seller and the Company have previously made available to Buyer true and complete copies of (i) each item of Intellectual Property which is registered or for which an application has been filed, whether in the United States or internationally, or in which the Company claims common law rights, (ii) each license or other agreement under or pursuant to which the Intellectual Property of a third-party is licensed to Seller or the Company for use in the Business, and (iii) all related agreements, contracts and materials. The Intellectual Property identified in the preceding sentence is listed in Section 5.11(a) of the Seller Disclosure Schedule.

(b) The Company (i) owns all right, title and interest in and to, or possesses valid licenses or other rights to use, all Intellectual Property and (ii) has taken all commercially reasonable steps to validly maintain, and has not taken any steps that could constitute abandonment of, any Intellectual Property owned by the Company, including without limitation paying all necessary fees and filing all appropriate affidavits and renewals with the appropriate administrative or governmental office.

(c) To Seller’s Knowledge, none of the Intellectual Property infringes or violates any intellectual property of any third party. To Seller’s Knowledge, no third party is infringing on or otherwise violating the Intellectual Property. There are no unresolved pending or, to Seller’s Knowledge, threatened actions or claims that challenge or otherwise question the validity, enforceability or effectiveness of any Intellectual Property owned by the Company. There are no agreements, contracts, or judicial orders that would in any way limit or restrict use of the Intellectual Property by the Company following the Closing.

5.12 Labor Matters. None of Seller, its Affiliates or the Company has been or is a party to any collective bargaining or other labor contract with respect to the Business. There is no pending or, to Seller’s Knowledge, threatened (a) strike, slowdown, picketing, organizational activity, or work stoppage relating to the Business, or (b) action or proceeding against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or similar employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, or any other labor dispute against or affecting the Company. There is no lockout of any employees by the Company, and no such action is contemplated.

5.13 Benefit Plans and Employee Matters.

(a) Section 5.13(a) of the Seller Disclosure Schedule lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other severance plan or profit sharing, pension, retirement, health, retiree medical, welfare, cafeteria, disability, or life insurance plan, agreement, program, practice, policy, trust or arrangement, whether written or unwritten, providing benefits or coverage to any Business Employee, director or member of the Company (whether current, former, or retired) or their beneficiaries, (1) in effect as of the Closing Date with respect to Seller, any Affiliate of Seller, the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b),(c),(m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) on behalf of any Business Employee or director, or member of the Company (whether current, former, or retired) or their beneficiaries or (2) with respect to which Seller, any Affiliate of Seller, the Company or any ERISA Affiliate has, as of the Closing Date, any obligation on behalf of any such Business Employee, director, member, or their beneficiaries (each a “Benefit Plan” and, collectively, the “Benefit Plans”). Copies or accurate summaries of each Benefit Plan have been provided or made available to Buyer. Copies of each other bonus, compensation, severance, deferred compensation, fringe benefit, post-retirement, stock option, stock purchase, restricted stock, equity-based award, tuition refund, service award, company car, scholarship, relocation, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, annual physical, perquisite, commission, payroll, retention, change in control, noncompetition or other plan, agreement, program, practice, policy, trust or arrangement, whether written or unwritten, providing benefits or coverage to any Business Employee, director or member of the Company (whether current, former, or retired) or their beneficiaries, (1) in effect as of the Closing Date with respect to Seller, any Affiliate of Seller, the Company or any ERISA Affiliate on behalf of any Business Employee or director, or member of the Company (whether current, former, or retired) or their beneficiaries or (2) with respect to which Seller, any Affiliate of Seller, the Company or any ERISA Affiliate has, as of the Closing Date, any obligation on behalf of any such Business Employee, director, member, or their beneficiaries (each a “Benefit Arrangement” and, collectively, the “Benefit Arrangements”) have been provided or made available to Buyer.

(b) Each Benefit Plan that is intended to be qualified under section 401(a) of the Code and each trust that is intended to be exempt under section 501(a) of the Code is set forth on Section 5.13(b) of the Seller Disclosure Schedule and has received a determination letter from the Internal Revenue Service that such Benefit Plan or trust is so qualified or exempt, as applicable. Nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.

(c) Each Benefit Plan and Benefit Arrangement has been maintained and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code. No Benefit Plan that is an “employee pension benefit plan” as defined in section 3(2) of ERISA is subject to Title IV of ERISA or Section 412 of the Code. Seller has no obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), and no Benefit Plan is a multiemployer plan.

(d) The Company does not have any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under COBRA at the expense of the employee or former employee.

(e) No claim, lawsuit, arbitration or other action has been asserted, instituted, or, to Seller’s Knowledge, is anticipated or threatened against the Benefit Plans or Benefit Arrangements (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciary thereof, the Company, any director, officer, or employee thereof, or any of the assets of any trust of the Benefit Plans, with respect to the operation of the Benefit Plans or Benefit Arrangements. No Benefit Plan or Benefit Arrangement is, or is expected to be, under audit or investigation by any Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(f) No Benefit Plan or Benefit Arrangement is funded through an offshore trust or provides for a “deferral of compensation” that would cause such Benefit Plan or Benefit Arrangement to be subject to the provisions of Code Section 409A or the Treasury Regulations or other guidance of general applicability thereunder.

(g) Section 5.13(g) of the Seller Disclosure Schedule lists all of the Business Employees and any individual independent contractors providing services to the Company as of November 27, 2006, along with their position, date of hire, work location and rate of pay. Since December 31, 2005, the Company has not granted any bonus or any increase in the compensation of any Business Employee, except for increases and bonuses in the Ordinary Course of Business;

(h) Section 5.13(h)(i) of the Seller Disclosure Schedule lists all Business Employees and former employees of the Company to whom obligations are owed under, or who are parties to, Benefit Arrangements that are employment agreements, retention agreements and material consulting agreements as of the date hereof (the “Employee Agreements”). Section 5.13(h)(ii) of the Seller Disclosure Schedule sets forth all amounts payable under the Employee Agreements at the Closing. Except as set forth on Section 5.13(h)(ii) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (x) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee or former employee of the Business; (y) increase any benefits otherwise payable under any Employee Agreement; or (z) result in the acceleration of the time of payment or vesting of any compensation or benefits or in the failure of any payment under any Benefit Plan or Benefit Arrangement to be deductible to the Company or Buyer by reason of Section 280G of the Code or in the imposition of excise tax under Section 4999 of the Code. As of the Effective Time, no Business Employee is party to, or has any rights under, any individual severance agreement.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Benefit Plan or Benefit Arrangement or increase any benefits otherwise payable under any Benefit Plan or Benefit Arrangement (except to the extent that any such increase is required pursuant to the terms of any Employee Agreement as in effect as of the date hereof).

5.14 Business Agreements.

(a) The Company is not, as of the date hereof, party to any:

(i) Contract containing a covenant limiting the freedom of the Company to engage in any line of business in any geographic area or to compete with any Person that limits the conduct of the Business as presently conducted;

(ii) Employee Agreement (except as set forth on Section 5.13(h)(i) or Section 5.13(h)(ii) of the Seller Disclosure Schedule);

(iii) Contract with (A) Seller or any Affiliate of Seller, or (B) any current or former officer, director or employee of the Company, other than Employee Agreements covered by clause (ii) above, the Transition Services Agreement and the Non-Compete Agreements;

(iv) Contract creating an Encumbrance upon any assets of the Business, other than as set forth on Section 5.14(a)(iv) of the Seller Disclosure Schedule;

(v) Power of attorney or similar instrument;

(vi) Contract (other than this Agreement) for the sale of any of the assets of the Business;

(vii) Contract providing for indemnification by the Company of any Person with respect to liabilities relating to any current or former business of the Company or any predecessor Person or with respect to liabilities under any Environmental Laws or for the investigation, remediation, or clean up of any Hazardous Materials;

(viii) Contract relating in whole or in part to the Intellectual Property (including any license or other agreement under which the Company is licensee or licensor of any Intellectual Property), other than with respect to off-the-shelf software;

(ix) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person or any other note, bond, debenture or other evidence of Indebtedness of the Company, or obligating the Company to enter into any Capital Lease Obligations or obligate itself with respect to any Indebtedness;

(x) Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than extensions of credit in the Ordinary Course of Business;

(xi) Contract for any joint venture, partnership or similar arrangement; or

(xii) Contract other than as set forth above that is material to the Business.

(b) Section 5.14(b) of the Seller Disclosure Schedule sets forth each of the Company’s Business Agreements. Seller has provided Buyer with true and correct copies of each of the Business Agreements, and there are no other amendments or agreements, oral or written, with respect to any Business Agreement other than as set forth in the written copies provided to Buyer. Each Business Agreement constitutes a valid and binding obligation of the Company that is a party thereto and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect. The Company is not in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, nor has the Company received written notice that it is in breach or default under, any Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained. To Seller’s Knowledge, no other party to any Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Business Agreement. Seller has not received written notice of cancellation or termination of any Business Agreement.

(c) Seller has made all payments and satisfied all its obligations with respect to the Business Agreements that are due or required to be satisfied prior to the Closing Date.

5.15 Legal Proceedings and Orders.

(a) There are no Claims relating to the Membership Interests or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller or the Company. Neither Seller, any of its Affiliates nor the Company is subject to any outstanding Orders relating to the Membership Interests or the Business.

(b) There are presently no outstanding judgments of any Governmental Entity against or affecting Seller or the Company or any of their respective assets, the Membership Interests or the transactions contemplated by this Agreement.

(c) Neither Seller nor the Company has commenced or has any pending Litigation against any third party.

5.16 Permits. The Company (i) has all Permits required by Law for the operation of the Business as presently conducted and is in compliance in all material respects with the terms of the Permits, and (ii) is not in breach or default (nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute such a breach or default) under such Permits and each such Permit is in full force and effect. Section 5.16 of the Seller Disclosure Schedule sets forth a list of all material Permits held by the Company and required for the operation of the Business as of the date hereof.

5.17 Compliance with Laws. Seller and the Company are in material compliance with all Laws and Orders applicable to the operation of the Business as presently conducted. Without limiting the foregoing sentence, except as disclosed to Buyer in writing, the Company has entered into each deferred presentment arrangement and has conducted its collection practices, in material compliance with all applicable Laws and Orders, including §34-39-110 et. seq. of the South Carolina Statutes, the South Carolina Uniform Consumer Credit Code, the Federal Truth in Lending Act and Regulation Z. Neither Seller nor the Company has received any written communication, or to Seller’s Knowledge any oral communication, from any Person that alleges that the Company is not in compliance with any Laws or Orders.

5.18 Insurance. Seller has delivered or otherwise made available to Buyer a list of the insurance covering the Company and the Business. All such insurance is in full force and effect but will be terminated with respect to the Company and the Business at Closing. All pending claims under such policies related to the Business are listed on Section 5.18 of the Seller Disclosure Schedule.

5.19 Taxes.

(a) The Company is disregarded as an entity for U.S. federal income Tax purposes and has been since it came into existence. The Company has filed all Tax Returns required to be filed by it. All such Tax returns were accurate in all material respects. All Taxes required to be paid by the Company have been paid in full.

(b) With respect to the Company, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, equity holder, creditor or other third party of the Company have been withheld and paid, and all forms W-2 and 1099 required with respect thereto have been accurately prepared in all material respects and timely filed.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Company. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. Since the filing of the Tax Returns for the year ended December 31, 2005, neither the Company nor Express Check Advance, Inc. has made or changed any Tax election affecting the Company.

(d) There is no material dispute or claim concerning any Tax liability of the Company asserted by any Tax authority in writing.

(e) Section 5.19 of the Seller Disclosure Schedule lists all Tax Returns filed by the Company since December 31, 2003. No Tax Return of the Company is the subject of a pending audit by any Governmental Entity. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company is not a party to or bound by any Tax allocation or sharing agreement.

(g) The Company does not engage in a trade or business in a jurisdiction other than in the State of South Carolina, and no Government Entity has ever claimed in writing that the Company is or was required to file Tax Returns or pay Taxes in a jurisdiction in which it does not currently file Tax Returns and pay Taxes.

(h) The Company does not have any liability for the Taxes of any Person (other that the Company) as a transferee or successor, by contract or otherwise.

(i) The unpaid Taxes of the Company (A) did not, as of the date of the Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

5.20 Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller.

5.21 No Guaranties. The Company is not liable for any obligation or liability of Seller or any of its Affiliates (excluding the Company).

5.22 Leased Vehicles. Section 5.22 of the Seller Disclosure Schedule lists all of the vehicles leased by or on behalf of the Company for use by the Business Employees as of the date hereof (“Leased Vehicles”). The Leased Vehicles are in good working condition, reasonable wear and tear excepted, and constitute all of the vehicles used in connection with the Business as presently conducted.

5.23 Leased Copiers. Section 5.23 of the Seller Disclosure Schedule lists all of the copiers and related equipment leased by or on behalf of the Company as of the date hereof (“Leased Copiers”). The Leased Copiers are in good working condition, reasonable wear and tear excepted.

5.24 Transactions with Related Parties. Section 5.24 of the Seller Disclosure Schedule lists all transactions occurring during the past two years between the Company and any Affiliate thereof. No officer, director or other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances (except for advances of business expenses in the Ordinary Course of Business).

5.25 Books and Records. The books and records of accounts of the Company relating to the conduct of the Business (i) are in all material respects true, complete and correct, (ii) have been maintained on a basis consistent with prior years, (iii) state in reasonable detail and accuracy and fairly reflect the transactions and dispositions of the assets of the Company, and (iv) accurately and fairly reflect in all material respects the basis for the Financial Statements.

5.26 Disclosure. There is no fact known to the Seller or the Company, after reasonable inquiry, that has not been disclosed to Buyer which constitutes or would reasonably be expected to cause a Material Adverse Effect with respect to the Company or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

6.1 Organization. Buyer is a Missouri corporation duly organized, validly existing, and in good standing under the laws of Missouri and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

6.2 Authority Relative to this Agreement. Buyer has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

6.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not:

(a) conflict with or result in any breach of Buyer’s Governing Documents;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c) violate any Law or Order applicable to Buyer or any of its respective assets;

(d) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Required Regulatory Approvals required to be obtained by Buyer, if any, which Buyer will obtain on or prior to Closing, or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

6.4 Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Access to Information. For a period of seven years after the Closing Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Membership Interests, including all employee records relating to the Business, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with matters relating to or affected by the operation of the Business. Such access will be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (ii) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no Party need supply the other Party with any information which such Party is under a contractual or other legal obligation not to supply. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.1. If the Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such seven-year period, such Party will, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.

7.2 Expenses. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses. Seller will pay all broker, finder or other fees incurred by Seller or the Company in connection with the transaction contemplated by this Agreement. Buyer will pay all broker, finder or other fees incurred by Buyer in connection with the transaction contemplated by this Agreement.

7.3 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control. Neither Party will, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby.

7.4 Public Statements. Each Party will consult with the other prior to issuing any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or Nasdaq rules.

7.5 Consents and Approvals. Seller and Buyer will and will cause their respective Affiliates to cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings (including the applications or notices for the Required Regulatory Approvals), and (ii) obtain at the earliest reasonably practicable date the consents, approvals, and authorizations of all Governmental Entities, and other Persons, in each case to the extent necessary or advisable to consummate the transactions contemplated by this Agreement or as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, permit, contract, lease, or other instrument to which Seller, the Company or Buyer or any of their respective Affiliates is a party or by which any of them is bound. Seller will obtain all landlord Consents required in connection with the possession of the Leased Real Property by the Company and Buyer following the Closing, and will pay any fees and make necessary concessions in connection therewith. Seller and Buyer each will have the right to reasonably review in advance all characterizations of the information relating to it or its respective Affiliates or the transactions contemplated by this Agreement which appear in any filing made by the other or any of its Affiliates in connection with the transactions contemplated hereby.

7.6 Tax Matters.

(a) All transfer, documentary, stamp, registration, sales and use taxes, including real property conveyance taxes, incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) will be paid by Seller, and Seller, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation after review and comment.

(b) Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are filed on or after the Closing Date. Buyer will permit Seller to review and comment upon, at least 10 days prior to filing, all such Tax Returns that relate entirely or in part to periods preceding the Closing Date.

(c)(i) Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request and at the other Party’s expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller shall, and after the Closing Date, the Buyer shall cause the Company to (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records. (ii) Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

(d) As of the Effective Time, the Company will be released from, and will not have any liability under, any tax-sharing or similar agreement or arrangement among the Company, any Tax Affiliate or otherwise.

(e) Notwithstanding any provision of Article VIII to the contrary, Seller will indemnify the Buyer Indemnified Persons and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion of such period to the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. Seller will reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 7.6(e) within fifteen (15) business days after payment of such Taxes by the Buyer Indemnified Person.

(f) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(g) Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043A, or Treasury Regulations promulgated thereunder.

7.7 Employees and Employee Benefits. The following applies with respect to the Business Employees:

(a) From and after the Effective Time, the Business Employees will accrue no additional benefits, service credit or vesting credit under, and will not continue to be eligible to participate, in any Benefit Plan or Benefit Arrangement of Seller or its Affiliates, except (i) for accrued vacation and paid-leave or sick days which shall become the obligation of the Company as of the Effective Time, and for which Buyer will receive credit as a Prorated Item under Section 7.14 in an amount equal to 50% of the amount accrued by the Company for such benefits as of the Closing Date; and (ii) as provided in the Transition Services Agreement. Seller will remain responsible for liabilities accrued with respect to the Business Employees or former employees of the Company for service through the Effective Time under any Benefit Plan or Benefit Arrangement of Seller, the Company or its Affiliates.

(b) Seller will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs prior to the Effective Time.

(c) Seller is responsible for all liabilities arising under COBRA and for extending and continuing to extend COBRA Continuation Coverage with respect to all Business Employees whose employment terminates or is terminated prior to the Effective Time (and for such Business Employees’ qualified beneficiaries).

(d) The participation of all Business Employees participating in a Benefit Plan that is a Code Section 125 Cafeteria plan will terminate as of the Effective Time.

(e) The provisions of this Section 7.7 are not, and will not be construed as being, for the benefit of any Person other than the Parties hereto, and are not enforceable by any Persons (including Business Employees) other than such Parties.

7.8 Transition Services. Seller agrees to provide certain services (the “Transition Services”), to the Company following the Effective Time in accordance with the terms of the Transition Services Agreement between Seller and Buyer executed simultaneously with this Agreement.

7.9 Non-Compete; Non Solicitation.

(a) During the period beginning on the Closing Date and for five (5) years thereafter (the “Non-Compete Period”), Seller shall not, and shall not permit its Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within the State of South Carolina that is directly competitive with the Business as such Business is being conducted on the date of this Agreement (except for ownership of three percent (3%) or less of any Person whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended).

(b) During the Non-Compete Period, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly through another Person, (i) induce or attempt to induce any Business Employee of or consultant to the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any Business Employee or consultant thereof, on the other hand, provided, however, the foregoing shall not prohibit Seller or its Affiliates from conducting general solicitations for employees or consultants; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.

(c) If, at the time of enforcement of this Section 7.9, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area enforceable by such court shall be substituted for the stated period, scope or area. The Parties acknowledge that money damages may be an inadequate remedy for any breach of this Section 7.9. Therefore, in the event of a breach or threatened breach of this Section 7.9, Buyer or the Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 7.9.

(d) Notwithstanding anything in this Section 7.9 to the contrary, it shall not be deemed a violation of this Section 7.9 if Seller or its Affiliates engage in business in South Carolina that is competitive with the Business if such engagement is the result of, and after the closing of, an Excluded Transaction. For purposes of this subparagraph (d), an “Excluded Transaction” means: (i) the sale of all or substantially all of the assets of the Seller or any of its Affiliates to a third party; or (ii) a transaction or series of transactions that results in the current members of Seller or any Affiliate of Seller owning, in the aggregate, less than 50% of the ownership or voting interests in Seller or such Affiliate, as applicable, following such transaction or series of transactions; and where, in the case of each of clauses (i) and (ii), the Seller’s successor or the third party, as applicable, has significant operations both inside and outside the State of South Carolina.

(e) Notwithstanding anything in this Section 7.9 to the contrary, it shall not be deemed a violation of this Section 7.9 if Seller or its Affiliates acquires another Person or business with operations in South Carolina that are competitive with the Business so long as (i) the competitive South Carolina operations of the acquired Person or business account for less than 30% of the total acquired business operations (measured by numbers of branches), and (ii) Seller and its Affiliates, including the acquired Person or business do not expand their business operations in South Carolina in any material respect in violation of this Section 7.9 after the date of the acquisition by Seller or its Affiliate.

7.10 [Reserved.]

7.11 Cash of Company; Bank Accounts. Seller will require the Company to have an aggregate of $102,000 cash on hand in the stores and in the “store” operating bank accounts on the Closing Date. Seller will retain ownership of all “corporate” bank accounts, including all moneys therein and obligations with respect to checks drawn thereon as of the Effective Time, and the Company will retain ownership of all “store” operating bank accounts. Seller will retain all moneys in the “store” operating bank accounts and all cash in the stores in excess of $102,000 in the aggregate. Seller will retain all deposits made prior to the Effective Time and will retain all obligations with respect to checks drawn thereon or transfers therefrom as of the Effective Time. Seller, Buyer and the Company will take all reasonable actions as may be necessary after the Closing (i) to transfer all “corporate” bank accounts to Seller, (ii) to change signatories on all “store” operating bank accounts to persons designated by Buyer, and (iii) to reconcile all moneys in and checks and other deductions from the corporate and store operating bank accounts as of the Effective Time. Within 90 days after the Closing Date, Seller and Buyer will agree to a final reconciliation of those accounts and will make any payment to the other required to give effect to this Section 7.11.

7.12 [Reserved.]

7.13 Audited Financial Statements. Seller will cooperate with Buyer and its independent auditors in the preparation of any audited financial statements of the Company and the Business for any periods prior to the Closing Date in accordance with the requirements of the Securities and Exchange Commission. The costs of preparing any audited financial statements of the Company (or the acquired Business) will be borne by Buyer. Seller will use its best efforts to cause Seller’s accountants, HLB Gross Collins, P.C., to cooperate with Buyer, at Buyer’s expense, in reviewing and preparing any financial statements required by this Section or in any other review of the financial statements of the Company.

7.14 Prorated Items. Within 45 days after the Closing Date, Buyer and Seller will jointly prepare a final accounting of the Company’s expenses described on Exhibit 7.14 for the month in which the Closing has occurred (collectively, the “Prorated Items”). To the extent Seller has paid any expenses of the Company under the Prorated Items that relate to a period extending beyond the Effective Time, those items shall be prorated for the month and Buyer shall reimburse Seller for the portion of each expense attributable to periods after the Effective Time. To the extent Buyer pays any expenses in connection with the Prorated Items for any period before the Effective Time, those items shall be prorated for the month and Seller shall reimburse Buyer for the portion of each expense attributable to periods before the Effective Time. Seller and Buyer will cooperate in computing any Prorated Items that cannot be determined within the 45-day period described above.

7.15 Seller Assumed Contracts. Effective as of the Closing Date, Seller will assume, perform and hold the Company and Buyer harmless against any and all obligations of the Company under all Seller Assumed Contracts. For purposes of this Section 7.15, Seller Assumed Contracts are all Business Agreements of the Company (whether or not listed on Section 5.13 or 5.14 of the Seller Disclosure Schedule), other than those Business Agreements listed on Exhibit 7.15. Notwithstanding any provision of Article VIII to the contrary, Seller will indemnify the Buyer Indemnified Persons and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to any Seller Assumed Contracts. Seller will reimburse Buyer or the Company for any expenses paid or incurred by the Company under the Seller Assumed Contracts within fifteen (15) days after Buyer or the Company gives notice to Seller of the payment or incurrence thereof by Buyer or the Company.

7.16 Payables and Other Expenses of the Business. Seller will pay, or reimburse Buyer or the Company for, all trade payables, all accrued liabilities, all employee expenses, all other operating costs, expenses and liabilities of the Company incurred but not paid prior to the Effective Time, whether or not reflected on the Balance Sheet. Any Prorated Items paid by Seller or the Company prior to the Effective Time will be subject to proration as provided in Section 7.14. Seller’s obligations under this Section 7.16 will terminate on December 31, 2008, other than with respect to any items subject to this Section 7.16 that have been identified in writing by Buyer to Seller on or before December 31, 2008 that remain unpaid by Seller as of that date.

7.17 Mail. All mail relating to the Business or the Company that is delivered to Seller after the Closing Date will be promptly delivered by Seller to the Company.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.9, 5.10, 5.12, 5.13, 5.17 and 5.19 (the “Core Seller Representations”) and all related rights to indemnification under this Article VIII will survive the Closing until the fifth anniversary of the Closing Date (except for any claims for Indemnifiable Losses (as defined below) made prior to that date, which claims shall continue after that date until finally resolved). All other representations and warranties of the Parties contained in this Agreement (the “Standard Representations”) and all related rights to indemnification under this Article VIII will survive the Closing and will expire on December 31, 2008 (except for any claims for Indemnifiable Losses (as defined below) made prior to that date, which claims shall continue after that date until finally resolved).

8.2 Indemnification.

(a) Subject to Section 8.4 hereof, from and after the Closing, Seller will indemnify, defend, and hold harmless each Buyer Indemnified Person from and against any and all Claims and Losses (each, an “Indemnifiable Loss”) asserted against or suffered by a Buyer Indemnified Person relating to, resulting from, or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, or (ii) any breach by Seller of the representations and warranties of Seller contained in this Agreement.

(b) Subject to Section 8.4 hereof, from and after the Effective Time, Buyer will indemnify, defend, and hold harmless each Seller Indemnified Person from and against any and all Indemnifiable Losses asserted against or suffered by a Seller Indemnified Person relating to, resulting from, or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) any breach by Buyer of the representations and warranties of Buyer contained in this Agreement, and (iii) subject to Section 8.2(a), any and all liabilities and obligations associated with the operation of the Business by the Company from and after the Effective Time.

(c) Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions will make a good faith effort to mitigate any Losses.

8.3 Indemnification Procedures.

(a) If any Indemnitee receives notice of the assertion or commencement of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement with respect to an Indemnifiable Loss (a “Third Party Claim”), the Indemnitee will give the party from whom indemnification is sought pursuant to Section 8.2(a) or Section 8.2(b) (an “Indemnifying Party”) prompt written notice thereof. Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel (upon acknowledging liability to indemnify the Indemnitee for any such Third Party Claim).

(b) Defense of Third Party Claims.

(i) Upon acknowledging liability to indemnify the Indemnitee for a Third Party Claim, the Indemnifying Party may assume the defense of a Third Party Claim pursuant to Section 8.3(a) upon giving notice to the Indemnitee. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 8.3(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense. The Indemnitee will cooperate in good faith with the Indemnifying Party and its counsel, including by permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation will be paid by the Indemnifying Party). The Indemnitee will have the right to participate in such defense at the Indemnitee’s expense. The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which will not be unreasonably withheld or delayed. If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable. In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee.

(ii) Notwithstanding the provisions of Section 8.3(b)(i), the Indemnitee shall have the right to engage counsel and to control the defense of a Third-Party Claim if the Indemnifying Party shall not have notified the Indemnitee of its appointment of counsel and control of the defense of a Third-Party Claim pursuant to Section 8.3(b)(i).

(iii) Notwithstanding the engagement of counsel by the Indemnifying Party, the Indemnitee shall have the right, at its own expense, to engage counsel to participate jointly with the Indemnifying Party in, and to control jointly with the Indemnifying Party, the defense of a Third-Party Claim if (x) the Third-Party Claim involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have an effect on the conduct of the Business, or (y) the Third-Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date.

(iv) If the Indemnitee chooses to exercise its right to appoint counsel under this Section 8.3(b), the Indemnitee shall deliver notice thereof to the Indemnifying Party setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. The Indemnitee may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Indemnitee shall thereupon have the right to appoint such counsel.

(c) Direct Losses. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Direct Loss in reasonable detail and indicating the estimated amount thereof, if practicable. The Indemnifying Party will have a period of 30 calendar days within which to respond to such claim of a Direct Loss. If the Indemnifying Party rejects such claim, or does not respond within such 30-day period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement. Any failure by the Indemnifying Party to respond under this Section 8.3(c) will not constitute an admission by the Indemnifying Party with respect to the claim asserted.

(d) Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party.

(e) A failure to give timely notice as provided in this Section 8.3 will not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

8.4 Limitations on Indemnification.

(a) Notwithstanding any other provision of this Article VIII, Seller will not have any indemnification obligations for Indemnifiable Losses under Section 8.2(a) (other than Indemnifiable Losses resulting from Seller’s failure to perform any covenant under this Agreement) except to the extent that the cumulative amount of all Indemnifiable Losses (other than Indemnifiable Losses resulting from Seller’s failure to perform any covenant under this Agreement) exceeds $50,000, which excess will be recoverable in accordance with the terms of this Article VIII.

(b) Notwithstanding any other provision of this Article VIII, Buyer will not have any indemnification obligations for Indemnifiable Losses under Sections 8.2(b) (other than Indemnifiable Losses resulting from Buyer’s failure to perform any covenant under this Agreement) except to the extent that the cumulative amount of all Indemnifiable Losses (other than Indemnifiable Losses resulting from Buyer’s failure to perform any covenant under this Agreement) exceeds $50,000, which excess will be recoverable in accordance with the terms of this Article VIII.

(c) Notwithstanding any other provision of this Article VIII, Seller will not have any indemnification obligations for Indemnifiable Losses under this Agreement for any breach of Seller’s Standard Representations in excess of $3,200,000 from the date of this Agreement until April 15, 2008, or in excess of $2,200,000 from April 16, 2008 through December 31, 2008 (in each case subject to claims for Indemnifiable Losses made prior to April 16, 2008 or January 1, 2009, as applicable, that have not been finally resolved as of the applicable date). Notwithstanding any other provision of this Article VIII, Seller will not have any indemnification obligations for Indemnifiable Losses under this Agreement for any breach of the Core Seller Representations in excess of the Purchase Price, less any amount paid by Seller with respect to an indemnification obligation relating to any of Seller’s Standard Representations. Notwithstanding any other provision of this Article VIII, Buyer will not have any indemnification obligations for Indemnifiable Losses under this Agreement for any breach of Buyer’s Standard Representations in excess of $3,200,000 from the date of this Agreement until April 15, 2008, or in excess of $2,200,000 from April 16, 2008 through December 31, 2008 (in each case subject to claims for Indemnifiable Losses made prior to April 16, 2008 or January 1, 2009, as applicable, that have not been finally resolved as of the applicable date). Nothing in this Article VIII shall limit Buyer or Seller in the amount of damages that Buyer can recover if it successfully proves intentional fraud or intentional fraudulent conduct by Seller or the Company in connection with this Agreement.

(d) No representation or warranty of either Party contained herein will be deemed untrue or incorrect, and such Party will not be deemed to have breached a representation, warranty, or covenant, as a consequence of the existence of any fact, circumstance, action, or event that is disclosed in this Agreement, the Seller Disclosure Schedule, or any Exhibit to this Agreement.

8.5 Reservation of Rights. All representations, warranties, covenants, and agreements of Seller and Buyer made in this Agreement, in the Seller Disclosure Schedule and all agreements, documents and instruments executed and delivered at the Closing in connection herewith are material to Buyer’s investment decision, shall be deemed to have been relied upon by the Party to whom they are made, and shall, subject to Section 8.1, survive the Closing for the periods set forth in Section 8.1 regardless of any investigation on the part of such party or its representatives, with all parties hereto reserving their respective rights hereunder.

8.6 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, and local income tax purposes to the extent permitted by applicable Law.

8.7 Insurance Coverage. All indemnification payments under this Article VIII shall be paid by the Indemnifying Party net of any insurance coverage that may be received by the Indemnified Party.

8.8 Exclusive Remedy. Seller and Buyer acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty by Seller or Buyer in this Agreement will be indemnification in accordance with this Agreement.

8.9 No Consequential Damages. Indemnifiable Losses under this Article VIII shall not include any special, consequential, punitive or incidental damages, except to the extent an Indemnified Person has is liable for any special, consequential or incidental damages arising from a Third-Party Claim.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer.

9.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or certified mail (return receipt requested), postage prepaid, to the Party being notified at such Party’s address on the signature page hereto, or at such other address for a Party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof).

9.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, nor is this Agreement intended to confer upon any other Person except the Parties any rights or remedies hereunder; provided, however, that Buyer may, without the prior written consent of Seller, assign this Agreement to an Affiliate of Buyer. No provision of this Agreement creates any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Seller will provide Buyer written notice 10 days prior to the effective time of any proposed assignment, whether or not Buyer’s consent is required in connection therewith.

9.5 Governing Law; Waiver of Jury Trial.

(a) This Agreement is governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) The Parties consent and submit to the jurisdiction of any local, state or federal court located within the City of Charleston, State of South Carolina in connection with matters arising out of or relating to this Agreement.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and to the extent permitted by applicable Law, any such term or provision will be restricted in applicability or reformed to the minimum extent required for such term or provision to be enforceable.

9.7 Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, together with the Schedules and Exhibits hereto and the certificates and instruments delivered under or in accordance herewith or therewith, embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings in respect of the transactions contemplated by this Agreement other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

9.8 Counterparts. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9 Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. The authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

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IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXPRESS CHECK ADVANCE, LLC		QC FINANCIAL SERVICES, INC.
“Seller”		“Buyer”

By:	/s/ Randall L. McCoy	By:	/s/ Darrin J. Andersen
Name:	Randall L. McCoy	Name:	Darrin J. Andersen
Title:	Chief Executive Officer	Title:	President
Address:	5959 Shallowford Road	Address:	9401 Indian Creek Parkway
	Suite 405		Suite 1500
	Chatanooga, TN 37421		Overland Park, Kansas 66210
Fax:	(423) 894-4518	Fax:	(913) 235-5500